EXHIBIT 35


                               NORTHERN ROCK PLC

                         SERVICER COMPLIANCE STATEMENT


The undersigned, a duly authorized officer of Northern Rock plc, acting as servicer (the "Servicer") pursuant to the Eighth Amended and Restated Administration Agreement among the Servicer, Northern Rock plc, as Seller and Beneficiary, Granite Finance Trustees Limited, as Mortgages Trustee, Granite Finance Funding Limited, as Beneficiary, Granite Finance Funding 2 Limited, as Beneficiary and The Bank of New York, as Security Trustee and Funding 2 Security Trustee, dated January 19, 2005 (the "Administration Agreement"), certifies that:

      1. As of the date hereof, Northern Rock plc is the Servicer of Granite Master Issuer plc.

      2. A review of the activities of the Servicer during the period from and including May 24, 2006 through and including December 31, 2006 and its performance under the Administration Agreement has been made under my supervision.

      3. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Administration Agreement in all material respects throughout such period.


IN WITNESS WHEREOF, the undersigned has duly executed this Officer's Certificate this 28th day of March 2007.



   /s/ D Jones
-----------------------------------
Name:  D Jones
Title:  Group Finance Director